Exhibit 21.1

List of Subsidiaries

Name of Subsidiaries	Percentage Owned	Jurisdiction

Medical Lasers Manufacturer, Inc.	100%	Nevada

Concierge Concepts Rx Inc.	100%	New Jersey

USA Pharma Corporation	51%	New Jersey